UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 2, 2019

Stem Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-55751	61-1794883
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

7777 Glades Road, Suite 203, Boca Raton, FL	33434
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 237-2931

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry Into a Material Definitive Agreement.

On April 2, 2019, Stem Holdings, Inc. (the “Company” or “Stem”) announced that it had executed a definitive agreement dated March 29, 2019 to acquire Western Coast Ventures, Inc. (“WCV”). WCV has a working capital surplus of approximately $2,000,000 and has negotiated a joint venture (the “JV”) with ILCA Holdings, Inc. (“ILCA”). ILCA has been issued a limited Conditional Use Permit for a Marijuana Production Facility (a “MPF”) by the City of San Diego, California, which will only be initially granting a total of 40 MPFs. The consideration for the acquisition is expected to be 2,000,000 shares of Stem’s common stock, having a value of approximately $3,500,000, based on Stem’s closing trading price on March 29, 2019. After giving effect to the closing of the acquisition of WCV and the previously announced acquisition of South African Ventures, Inc., the former shareholders of WCV will own approximately 7.3% of the issued and outstanding shares of Stem. The acquisition of WCV is expected to be completed on or about April 12, 2019.

The JV will comprise its own management team and the personnel, expertise, and other resources necessary to construct the MPF. It was agreed that WCV will have a 51% interest in the JV, for an aggregate purchase price of $1,500,000. ILCA will hold the remaining 49% interest in the JV. ILCA previously invested $500,000 in the build-out and initial MPF permitting process. Stem anticipates the JV will finance the cost of construction of the MPF, estimated at $3.5 million, with its cash on hand and other non-dilutive sources of financing. The construction of the facility has begun and is estimated to be completed during the fourth quarter of 2019.

Upon issuance of the final MPF permit and the completed construction, the JV will: (1) operate an advanced cannabis facility to grow and cultivate cannabis; (2) manufacture cannabis-derived products; and (3) distribute cannabis and cannabis-derived products state-wide throughout California.

The MPF encompasses 10,700 square feet and will feature state-of-the-art technology for cultivation, production and distribution. A complex, sophisticated, portable racking system will create a 10,000 square foot canopy that has the potential to produce over 6,000 pounds of product per year with the help of high efficiency LED lights. The production sector of the MPF will deliver a large variety of cannabis-derived offerings such as flowers, pre-rolls, infused edibles, and topicals. Stem expects production from the MPF to begin during the fourth quarter of 2019.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

None.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stem Holdings, Inc.

By:	/s/ Adam Berk
Name:	Adam Berk
Title:	President

Dated: April 3, 2019

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